Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our report dated April 16, 2007 (March 19, 2008 as to note 3, insomuch as it relates to the acquisition of Arcelor and February 20, 2009 as to note 24), relating to the 2006 financial statements of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries, incorporated by reference in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2008.

/s/ Deloitte Accountants B.V.

 Rotterdam, The Netherlands
October 27, 2009